EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 1st day of January, 1999, between Mortgage.com, Inc., a Florida corporation (the "Company"), and Seth S. Werner (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes the Executive's potential contribution to the continued growth and success of the Company and desires to assure the Company of the Executive's employment in an executive capacity and to compensate him therefor;

         WHEREAS, the Executive desires to commit himself to serve the Company on the terms herein provided;

         WHEREAS, the Company recognizes that circumstances may arise in which a change of control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company's needs for the Executive to remain focused on the Company's business, and for the necessary continuity in management prior to and following a change of control, and the Executive's reasonable personal concerns regarding future employment with the Company and economic protection in the event of loss of employment as a consequence of a change of control;

         WHEREAS, the Company and the Executive desire that any proposal for a change of control of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;

         WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable economic security against altered conditions of employment which could result from any such change of control; and

         WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company which the Company desires to protect.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Certain Definitions. For purposes of this Agreement, the following words and phrases have the following meanings:

         "Affiliate" has the same meaning as "affiliate" in Rule 144(a) promulgated under the Securities Act of 1933, as amended.

         "Beneficial Owner" has the same meaning as "beneficial owner" in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

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         "Cause" for termination means (i) Executive's conviction of a felony,
(ii) acts of Executive which, in the judgment of the Board, constitute fraud on the part of Executive, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willful engagement in conduct materially injurious to the Company, or (iii) gross misconduct, including but not limited to the willful failure of Executive either to (a) obey lawful written instructions of the Board after thirty (30) days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected, or (b) correct any conduct of Executive which constitutes a breach of this Agreement after thirty
(30) days notice in writing of Executive's failure to do so and of the Board's intention to terminate Executive if such failure is not corrected.

         "Change of Control" shall be deemed to have occurred if, after the effective date of this Agreement,

                  (a) any one Person (or group of Affiliated Persons or entities) other than an Excluded Person or an underwriter temporarily holding securities pursuant to an offer of such securities, becomes a Beneficial Owner, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

                  (b) the shareholders of the Company approve, and the Company consummates, a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than an Excluded Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities; or

                  (c) the shareholders of the Company approve, and the Company consummates, an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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         Notwithstanding the foregoing, no "Change of Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

         "Date of Termination" shall mean (i) if the term of this Agreement expires, the expiration date as specified in Section 2 hereof, (ii) if the Executive's employment is terminated by his death, the date of his death, (iii) if the Executive's employment is terminated upon his Retirement, the date of his Retirement, (iv) if the Executive's employment is terminated as a result of a disability described in Section 9, the date on which the Executive is terminated in accordance with Section 9, (v) if the Executive's employment is terminated pursuant to Sections 8(b), 8(d) or 8(f), the date of the Notice of Termination (which date shall not precede the date of mailing such Notice of Termination) and (vi) if the Executive's employment is terminated pursuant to Sections 8(c) or 8(e), the date specified as the Date of Termination in the Notice of Termination (which date shall not precede the date of mailing such Notice of Termination).

         "Excluded Person" means Seth Werner, Canaan Equity, L.P., Dominion Fund III, or Affiliates of any of the foregoing.

         "Good Reason" shall be deemed to have occurred if (i) the Company reduces the Executive's Base Salary other than pursuant to an across the board reduction for all executives of the Company made necessary by business conditions in the judgment of the Board of Directors of the Company, (ii) the Company requires the Executive to relocate more than 50 miles from Broward County, Florida, (iii) the Company fails to meet its obligations under Section 5, or engages in any other material breach of the terms of this Agreement, (iv) there is a material adverse change by the Board of the Executive's functions, duties, authority or responsibilities without the Executive's written consent, and, as a result of such change, the Executive's position with the Company shall be or becomes one of less dignity, responsibility, authority or scope.

         "Notice of Termination" has the meaning set forth in Section 8(g).

          "Person" means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

         "Retirement" shall be deemed to have occurred if the Executive's employment terminates at age 62 or older, and if the Executive has accrued 15 years of continuous service with the Company or any Affiliate company.

         2. Employment. Unless earlier terminated pursuant to the provisions of this Agreement, the Company shall employ the Executive for a term of 5 years, commencing on January 1, 1999. This Agreement shall thereafter automatically renew annually for successive one year terms unless either the Company or the

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Executive gives written notice to the other at least 90 days prior to the end of the initial term hereof or any subsequent one-year renewal term, as the case may be, of the Company's or the Executive's election not to extend this Agreement, in which event the expiration of the then current term of this Agreement shall constitute the Date of Termination.

         3. Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company and in such additional management positions as the Board and the Executive may mutually agree. In addition, so long as the Executive is a member of the Board, he shall be elected as Chairman of the Board. The Executive shall be accountable only to the Board, and, subject to the authority of the Board, shall have supervision and control over, and responsibility for, the general management and operation of the Company. He also shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive's position as a president and chief executive officer of a company the size and type of the Company. The Executive shall devote his entire working time and efforts to the business and affairs of the Company and shall diligently and faithfully perform the duties of his office pursuant to this Agreement.

         4. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices in Broward County, Florida, or such other place as may be mutually agreed to by the Company and the Executive.

         5. Director's Seat. The Company shall nominate the Executive to continue to serve as a Board member at each annual meeting of the Company's shareholders occurring during the term of this Agreement.

         6. Compensation.

                  (a) Base Salary. The Executive shall receive during the first year of his employment hereunder an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (together with any annual increases, the "Base Salary"). There shall be an annual review for merit by the Board at which time the Board may increase the Executive's Base Salary. The Executive's Base Salary shall be payable in periodic installments in accordance with the Company's usual practice for senior executives of the Company.

                  (b) Bonuses. In addition to Base Salary, during the term of his employment hereunder, the Executive may be paid an annual bonus as determined from time to time by the Board. The Board will assign the Executive a percentage of his Base Salary that may be earned as a bonus (the "Target Award Percentage"). The Target Award Percentage shall never be less than 55%. The Board also will assign financial performance targets for the Company by which to measure the Executive's performance. Each year, the Board will determine a percentage which reflects the Company's actual financial performance in relation to the financial performance targets set for the Company ("Percent of Target Award Earned"). The Executive's bonus will be determined as follows:

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                  (Target Award Percentage) x (Base Salary) x (Percent of Target
         Award Earned)

                  The amount of any bonus payable to the Executive shall be determined as promptly as practicable after the determination of the Company's financial performance for the year, but in any event such payment will be made not later than 30 days after the Company's receipt of consolidated audited financial statements, if audited, or if not audited, not later than April 30 of such year.

                  (c) Long-term Incentive Compensation. In addition to Base Salary, the Executive shall be entitled to participate in the Company's Stock Option Plan, or other similar long-term incentive plan, and may be granted stock options at least once per year as determined from time to time by the Board. The Option Agreement evidencing the options granted pursuant to this Section 6(c) (the "Options") shall contain customary anti-dilution adjustments to the exercise price and number of purchasable shares of common stock (e.g., stock splits, reverse splits, stock dividends).

                  Notwithstanding any vesting schedule contained in any Option Agreement evidencing Options, upon termination of the Executive's employment pursuant to Sections 8(d)or 8(e), the Options shall become one hundred percent (100%) vested on the Date of Termination. With respect to non-qualified stock options, the deadline for exercising such Options under the applicable Option Agreement is hereby amended to be a date which is the sooner of three years from the Date of Termination or the end of the option term for exercising such Options set forth in the Option Agreement.

                  (d) Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder (according to the policies and procedures from time to time established by the Board for its senior executive officers), provided that the Executive properly accounts for expenses in accordance with Company policy.

                  (e) Fringe Benefits. During the term of his employment, the Executive shall be entitled to participate in or receive benefits under all the Company's employee benefits plans and arrangements, including any retirement plan, stock option plan, profit-sharing plan, savings plan, health-and-accident plan, disability plan, insurance programs or other arrangements made available by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

                  (f) Vacations. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays provided by the Company to its senior executive officers.

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                  (g) Car Allowance. During the term of his employment, the
         Executive shall at the Executive's expense maintain an automobile available for use in connection with the performance of his duties hereunder and shall be entitled to a car allowance of $1,500 per month.

                  (h) Insurance. The Company shall obtain, pay for and keep in force at all times while Executive is employed by the Company (and thereafter when required by this Agreement), a term life insurance policy on the life of the Executive with a death benefit not less than the greater of (i) four (4) times the Base Salary or (ii) $1,500,000; provided, that if the Executive is not insurable at the insurer's lowest rates for healthy, non-smoking males of the Executive's age (the "Non-Rated Premiums"), then the Company shall obtain and pay for an insurance policy on the life of the Executive in the face amount obtainable for such Non-Rated Premiums. The Executive shall have the exclusive right to designate the beneficiaries of any life insurance policy provided by the Company hereunder and to change the beneficiaries from time to time. Such policy and the proceeds and cash value thereof, if any, shall be the sole property of the Executive and the Company shall not retain any beneficial interest therein. Upon termination of the Executive's employment by the Company for Cause, upon a disability described in Section 9, as a result of his Retirement, or by the Executive or the Company pursuant to notice under
         Section 2, the Company's obligation to pay the premiums on such insurance shall cease; in all other events the premiums shall be paid for eighteen (18) months following the Date of Termination.

         7. Unauthorized Disclosure. During the period of his employment hereunder and following termination of his employment, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any Person, other than an employee of the Company or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as a senior executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, formulas, designs or styles, processes, customers, computer software and systems, computer programming or methods of marketing, the disclosure of which would be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by Persons engaged in the same business or a business similar to that conducted by the Company. Executive shall have no obligation hereunder to keep confidential any confidential information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

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         8. Termination.

                  (a) Death and Retirement. The Executive's employment hereunder shall terminate upon his death. The Executive's employment hereunder shall terminate upon his Retirement.

                  (b) Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder at any time for Cause by delivering a Notice of Termination to the Executive.

                  (c) Termination by the Company without Cause. The Company may terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive at least 30 days prior to the Date of Termination.

                  (d) Termination by the Executive for Good Reason Following Change of Control. The Executive may terminate his employment hereunder for Good Reason any time within two years following a Change of Control by delivering a Notice of Termination to the Company.

                  (e) Termination by the Executive Following Change of Control. The Executive may terminate his employment hereunder for any reason any time after the date which is 120 days after the date of a Change of Control, by delivering a Notice of Termination to the Company at least 30 days prior to the Date of Termination.

                  (f) Termination by the Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason at any time by delivering a Notice of Termination to the Company.

                  (g) Notice of Termination. Any termination by the Company pursuant to subsections (b) or (c) of this Section 8, and any termination by the Executive pursuant to subsections (d), (e) or (f) of this Section 8, shall be communicated by a written notice delivered by certified mail, return receipt requested, within the appropriate time periods, if any, specified by such subsections, and such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon. If the termination is pursuant to subsections
         (b) or (d) of this Section 8, the Notice of Termination also shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         9. Disability. If a physician reasonably acceptable to the Executive determines in writing that the Executive is incapacitated due to physical or mental illness, and if as a result the Executive is incapable of performing his duties hereunder on a full-time basis for the Disability Period (as defined below), then the Company shall notify the Executive in writing that it intends to replace him within 30 days after the date the notice is sent. If the Executive shall not have returned to the performance of his duties hereunder on substantially a full-time basis within 30 days after the date the notice is sent by the Company, the Company may terminate the Executive and replace him without breaching this Agreement. As used herein, the Disability Period shall mean the period of disability required by the Company's long-term disability insurance policies as a condition to providing disability benefits to the Executive under such policies.

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         10. Compensation Upon Termination or During Disability.

                  (a) Death or Disability. If the Executive's employment is terminated by reason of his death or disability, the Executive or the Executive's estate shall be entitled to (1) all Base Salary, pro-rata bonus and all fringe benefits accrued and vested through the Date of Termination, (2) all accrued and vested retirement benefits and in addition, in the event of the death of the Executive, all stock options granted prior to the date of death shall become 100% vested, and (3) in the case of the Executive's death, if no beneficiary is designated, the proceeds of the insurance policy provided for in Section 6(h) hereof.

                  (b) Termination by Company For Cause. If the Executive's employment is terminated for Cause, the Executive shall be entitled to receive (1) his full Base Salary accrued through the Date of Termination at the rate in effect at the time the notice of termination is given and (2) only such Options as have vested prior to the Date of Termination. The Company shall have no further obligations to the Executive under this Agreement.

                  (c) Termination Upon Retirement. If the Executive's employment is terminated as a result of his Retirement the Executive shall be entitled to receive (1) his full Base Salary accrued through the Date of Termination plus a pro-rata bonus at the rate in effect at the time the notice of termination is given and (2) 100% vesting of the Options he has been granted prior to the Date of Termination. The Company shall have no further obligations to the Executive under this Agreement, other than its obligations under the Company's retirement plans and policies if the Executive's employment is terminated as a result of his Retirement. If the Executive's Options vest under this paragraph, the deadline for exercising such Options under the applicable Option Agreement shall be the date which is the sooner of three years after the Date of Termination or the deadline for exercising such Options set forth in the Option Agreement.

                  (d) Termination by Company Without Cause or by the Executive with Good Reason. Subject to Section 10(e), if the Company terminates the Executive's employment pursuant to Section 8(c), or the Executive terminates his employment pursuant to Section 8(f) then the Company shall pay to the Executive his full Base Salary accrued through the Date of Termination at the rate in effect on the Date of Termination. In addition, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth (30th) day following the Date of Termination, a lump-sum amount equal to (a) two times the Base Salary then in effect plus (b) two times the annual car allowance provided for in this Agreement. In addition, the Company shall maintain in full force and effect, for the continued benefit of the Executive for eighteen (18) months following the Date of Termination, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, so long as the Executive's continued participation is possible under the general terms and provisions of such plans and programs.

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                        In addition, if the Date of Termination, as defined in
         Section 1, is the date the term of this Agreement expires as specified in Section 2, all stock options granted prior to the date of termination shall become 100% vested.

                  (e) Termination of Executive Upon Change of Control. (1) Notwithstanding Section 10(d), if the Company terminates the Executive's employment pursuant to Section 8(c) within two years following a Change of Control, or (2) if the Executive terminates his employment pursuant to Section 8(d), or (3) if a Change of Control occurs and the Executive's employment was terminated by the Company pursuant to Section 8(c) during the period 180 days prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or in anticipation of a Change of Control, then in lieu of any other severance payment or liquidated damages described herein, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth (30th) day following the Date of Termination, a cash lump-sum amount equal to the higher of the following amounts:

                           o Three times the Executive's Base Salary then in effect, plus three times the average of the bonuses paid to Executive during the prior three calendar years (or the number of calendar years that bonuses have been paid to Executive if bonuses have been paid for less than three calendar years) or

                           o Three times the Executive's Base Salary then in effect, plus three times his target bonus under
                           Section 6(b) for the then current calendar year, assuming the Percent of Target Award Earned is 100%.

                  If the Executive terminates his employment within two years following a Change of Control pursuant to Section 8(e) hereof, then in lieu of any other severance payment or liquidated damages described herein, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth (30th) day following the Date of Termination, a cash lump-sum amount equal to the higher of the following amounts:

                           o The Executive's Base Salary then in effect, plus the average of the bonuses paid to Executive during the prior three calendar years (or the number of calendar years that bonuses have been paid to Executive if bonuses have been paid for less than three calendar years) or

                           o The Executive's Base Salary then in effect, plus his target bonus under Section 6(b) for the then current calendar year, assuming the Percent of Target Award Earned is 100%.

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                  (f) If Section 280G of the Internal Revenue Code of 1986, as
         amended (the "Code") applies to payments made to the Executive upon a Change of Control, the Company shall pay to the Executive an amount necessary to negate the effect upon the Executive of any excise tax on any portion of such payment pursuant to Section 280G of Code, as well as the effect upon the Executive of any excise tax and income tax on amounts required to be paid pursuant to this subsection (f), such amounts under this subsection (f) to be paid to the Executive in four equal installments, with the first installment due and payable on the Date of Termination, and the remaining installments due and payable every 90 days following the Date of Termination.

         11. Non-Competition. In recognition of the Company's substantial relationships with business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that, in the event of any termination, except termination under Sections 8(c), 8(e) or 8(f), the Executive shall not, for a period expiring three (3) years after the Date of Termination, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the online mortgage origination business of the Company or its affiliates, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues or sales for its most recently completed fiscal year. Nothing in this Section 11 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. For terminations under Section 8(c), 8(e) or 8(f), the Executive shall not, for a period expiring one (1) year after the Date of Termination, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition wit the Company or its affiliates, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues or sales for its most recently completed fiscal year; provided, however, that nothing in this Section 11 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in Section 1 is the date the term of this Agreement expires as specified in Section 2.

         12. Non-Solicitation. In recognition of the Company's substantial relationships with business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that during the term of his employment with the Company, and for a period of two years following the termination of his employment by Company for Cause or by the Executive voluntarily, he will not, directly or indirectly, for himself or for any other commercial enterprise, directly or indirectly (i) solicit any of the Company's customers, members, joint venture partners, or technology partners, which relationships are in existence during the term of his employment or at the time of termination of such employment, as the case may be, or (ii) solicit or discuss with any employee of the Company the employment of such Company employee by any commercial enterprise other than the Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee

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on behalf of any commercial enterprise other than the Company. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in Section 1 is the date the term of this Agreement expires as specified in Section 2.

         The Executive acknowledges that the enforcement of the provisions in
Section 11 and this Section 12 shall not result in unreasonable deprivation of his right to earn a living and that if the provisions of Section 11 or this
Section 12 shall be determined by any court to be invalid or unenforceable to any extent, then Section 11 or this Section 12, as applicable, shall be deemed to be amended so as to be valid and enforceable to the fullest extent permitted by law.

         13. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be deemed properly mailed, if mailed to the following addresses:

         If to the Executive:

         Seth S. Werner
         4975 SW 85th Street
         Miami, FL 33143

         If to the Company:

         Mortgage.com, Inc.
         8751 Broward Boulevard
         Fifth Floor
         Plantation, Florida 33324
         Attn:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party

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

shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, exclusive of conflicts of laws principles.

         16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without regard to the choice of law or conflict of laws provisions thereof).

         18. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and expenses from the losing party, whether incurred before suit is brought, before or at trial, on appeal, or in insolvency proceedings.

         19. Jurisdiction. Each party to this Agreement hereby irrevocably submits to the jurisdiction of any Florida state court or federal court sitting in Broward County, Florida in any action or proceeding arising out of or relating to this Agreement, or any other related document, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida state or federal court. The Company and Executive agree that such jurisdiction and venue shall be exclusive and each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       MORTGAGE.COM, INC.,
                                       ("Company")


                                       By: /s/ John J. Hogan
                                       ---------------------
                                       John J. Hogan, Executive Vice President

/s/ Seth S. Werner
------------------
Seth S. Werner ("Executive")


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